EXHIBIT 10.12

SUMMARY OF DIRECTOR COMPENSATION ARRANGEMENTS

Non-employee directors of Alexandria Real Estate Equities, Inc. (the "Company") will receive the following compensation in 2007:

  An annual retainer fee of $25,000;
  The committee chairpersons will receive additional annual fees as follows:

Board of Directors Chairperson	$10,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating & Governance Committee Chairperson	$10,000

  A fee payable for each meeting attended of the Company's Board of Directors, or committee thereof, equal to $1,500 for each meeting attended in person and $750 for each meeting attended telephonically;
  Reimbursement of out-of-pocket expenses incurred to attend such meetings;
  A restricted stock grant of 1,500 shares of common stock on January 1, 2007 under the Company's Amended and Restated 1997 Stock Award and Incentive Plan, such shares vesting in full on January 1, 2010; and
  A tax "gross-up" fee of $60,240, equal to 40% of the value of the restricted stock grant of 1,500 shares of common stock based on the closing price of our common stock on January 1, 2007.

The Company's non-employee directors may elect to defer all or any portion of the fees above in accordance with the Company's deferred compensation plan for its directors.

Directors who are also employees of the Company will not receive any compensation for their services as directors of the Company.